Exhibit 99.1

rue21, inc. Appoints Laura J. Sen to Board of Directors

Warrendale, PA – January 17, 2012 (Globe Newswire) – rue21, inc. (the “Company”) [NASDAQ: rue], a leading specialty apparel retailer, today announced that Laura J. Sen has been appointed to join the Company’s Board of Directors. Ms. Sen, age 55, is the current President and Chief Executive Officer of BJ’s Wholesale Club, Inc., a leading operator of wholesale clubs, and serves on its board of directors. The appointment of Ms. Sen increases the Company’s number of board members to seven and the number of independent directors to six. Ms. Sen will serve on the Company’s audit committee.

Bob Fisch, Chief Executive Officer and Chairman of the Board of Directors, stated: “I am delighted to welcome Laura Sen to our Board. Laura has a proven track record in retail merchandising and operations, and we look forward to benefiting from her strategic leadership in critical areas important to the continued growth of our business.”

Ms. Sen has significant experience in the retail industry. She joined BJ’s in 1989 as an Assistant Vice President after many years at Zayre Corporation, a discount chain based in Massachusetts. She was promoted to Vice President, Logistics Director of BJ’s in 1991, Senior Vice President, General Merchandise Manager of Non-Food in 1993, and in 1997 Ms. Sen assumed the role of Executive Vice President of Merchandising.

In 2003, Ms. Sen left BJ’s to work as an independent consultant in the retail industry. She returned to BJ’s in January 2007 as Executive Vice President of Merchandising and Logistics, was promoted to President and Chief Operating Officer in January 2008, and in February 2009 she became President and Chief Executive Officer and joined their board.

Ms. Sen is active in the retail industry and serves on several non-profit boards. In 2011, she was appointed to the Board of Directors of the National Retail Federation.

About rue21, inc.

rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. rue21 currently operates 755 stores in 46 states. Learn more at www.rue21.com.

Contact:

Joseph Teklits / Melissa Mackay

ICR, Inc

203-682-8200

jteklits@icrinc.com